SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2016

BioMarin Pharmaceutical Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-26727	68-0397820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Lindaro Street, San Rafael, California		94901
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 506-6700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry Into a Material Definitive Agreement.

Credit Agreement

On November 29, 2016, BioMarin Pharmaceutical Inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., a national banking association, as Administrative Agent, Swing Line Lender and L/C Issuer (“Bank of America” or the “Administrative Agent”) and the Lenders party thereto (the “Lenders”).

The Credit Agreement provides for up to $100 million in revolving loans (the “Revolving Credit Facility”), none of which was drawn at closing. The actual amount available under the Revolving Credit Facility is determined by reference to specified advance rates against certain assets owned by the Company and held in a designated custody account maintained with Bank of America, which we refer to as the “Custody Account.” Subject to the satisfaction of certain conditions precedent, including the establishment of the Custody Account, the Company will be entitled to draw funds at its discretion until the earliest of (i) November 29, 2018 (the “Maturity Date”), (ii) the date of termination of the Revolving Credit Facility, and (iii) the date of termination of the commitment of each Lender due to the occurrence of an event of default under the Credit Agreement. The Company expects to use the proceeds of the Revolving Credit Facility to finance ongoing working capital needs (including timing differences resulting from the strategic reduction of short-term investments) and for other general corporate purposes. The Company paid a facility fee to the Lenders in connection with the Revolving Credit Facility.

The Loans under the Revolving Credit Facility will bear interest at a floating rate of interest per annum based either on, at Company’s option, (a) the London Interbank Offered Rate, which we refer to as “LIBOR” (except that if LIBOR is less than zero it shall be deemed to be zero for purposes of the Credit Agreement), or (b) the highest of (i) the federal funds rate, plus ½ of 1%, (ii) the rate of interest in effect for such day publicly announced by Bank of America as its “prime rate,” and (iii) LIBOR plus 1.00, which we refer to as “base rate loans,” in each case of (a) or (b), plus the additional rate, which for LIBOR-based loans is 0.85% and for base rate loans is minus 0.15%.

The Company’s obligations under the Credit Agreement are guaranteed by its direct subsidiary, California Corporate Center Acquisition LLC, a Delaware limited liability company, which is the owner of the Company’s corporate headquarters, and may in the future be guaranteed by certain additional material domestic subsidiaries.  If the Company’s Global Liquidity, which is defined as the sum of the market value of unrestricted cash, marketable securities and other assets to the extent constituting “cash and cash equivalents,” “short-term investments” or “long-term investments” as reflected in the Company’s consolidated balance sheet, in each case, held by the Company or certain of the Company’s subsidiaries at such time, regardless of where such assets are domiciled, falls below $225,000,000 at the end of any month or at the time of any borrowing or issuance of a letter of credit under the Revolving Credit Facility, then the Company’s obligations under the Credit Agreement will also be secured by the assets held by the Company in the Custody Account.

The Company will have the right, but not the obligation, to prepay the Revolving Credit Facility in whole or in part without premium or penalty on or prior to the Maturity Date. The Company is required to make mandatory prepayments of outstanding indebtedness under the Credit Agreement if for any reason there exists a deficiency in the borrowing base amount or the total amount outstanding at any time exceeds the maximum borrowing amount.

The Credit Agreement includes customary representations, warranties and covenants by the Company and certain of its subsidiaries, including, among other things, restrictions on the Company’s and such subsidiaries’ ability to incur additional indebtedness, dispose of its assets, incur liens, make investments, and pay dividends or other distributions, in each case subject to specified exceptions. The Credit Agreement also contains customary indemnification obligations and customary events of default, including, but not limited to, failure to timely make payments when due under the Credit Agreement, failure to comply with any of the covenants under the Credit Agreement or any other loan document, the occurrence of certain insolvency or bankruptcy-related events, cross-default to certain other indebtedness and the occurrence of a “change of control” (as defined in the Credit Agreement).

In the event of default by the Company under the Credit Agreement, the Lenders would be entitled to exercise their remedies thereunder, including termination of the commitment of each Lender to make loans and any obligation of the issuer of letters of credit under the Revolving Credit Facility to make credit extensions, and the right to accelerate any outstanding obligations under the Credit Agreement.

The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above with respect to entry into the Credit Agreement is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc.

Date: December 2, 2016	By:	/s/ G. Eric Davis
G. Eric Davis Executive Vice President, General Counsel